Exhibit (d)(18)(iv)

EQ ADVISORS TRUST

AMENDMENT NO. 3 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 3 to the Investment Advisory Agreement effective as of July 16, 2014, (“Amendment No. 3”) between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”) and Lord, Abbett & Co. LLC, a Delaware limited liability company (“Lord Abbett” or “Adviser”).

FMG LLC and Lord Abbett agree to modify the Investment Advisory Agreement dated as of May 1, 2011, as amended, (“Agreement”) as follows:

1. Removed Portfolio. All references to EQ/Lord Abbett Large Cap Core Portfolio are hereby removed from the Agreement.

2. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to Multimanager Mid Cap Value Portfolio and AXA/Lord Abbett Micro Cap Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		LORD, ABBETT & CO. LLC

By:	/s/ Steven M. Joenk	By:	/s/ Lawrence H. Kaplan
	Steven M. Joenk		Name: Lawrence H. Kaplan
	Chairman, Chief Executive Officer and President		Title: Member

APPENDIX A

AMENDMENT NO. 3

TO

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Advisory Fee**
AXA/Lord Abbett Micro Cap Portfolio*	0.90% of the Lord Abbett Allocated Portion’s average daily net assets.

Multimanager Mid Cap Value Portfolio*	0.50% of the Lord Abbett Allocated Portion’s average daily net assets up to and including $200 million; 0.40% of the Allocated Portion’s average daily net assets in excess of $200 million.

*	Fee to be paid with respect to each Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “Lord Abbett Allocated Portion”.
**	The daily advisory fee for each Portfolio is calculated by multiplying the aggregate net assets advised by Adviser at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.